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                                                                 Exhibit 99.11

KeraVision To Obtain Approximately $8 Million Cash by Acquiring
Transcend Therapeutics

KeraVision To Use Cash for Market Development, Other Activities

Fremont, CA (December 23, 1998) -- KeraVision, Inc. (Nasdaq: KERA), a vision correction company, said it has entered into a definitive merger agreement to acquire Transcend Therapeutics, Inc. (Nasdaq: TSND) and its anticipated net cash balance of about $8 million. Under the agreement, Transcend will wind down its operations as a drug development company and no Transcend employees will be retained after the closing of the transaction.

According to the terms of the agreement, Transcend will become a wholly owned subsidiary of KeraVision. Transcend stockholders will receive shares of KeraVision common stock with a value equal to the amount of net cash of Transcend as of the closing date plus a premium of between 20 percent and 30 percent, depending on the price of KeraVision stock prior to the closing of the merger. Certain stockholders of Transcend holding approximately 51 percent of the outstanding common stock of Transcend have agreed to vote in favor of the merger. In addition, KeraVision will be entitled to a breakup fee of $500,000 if the agreement is terminated for certain reasons.

KeraVision, which began selling its initial vision correction technology in Canada this year and is in late stages of FDA review to possibly sell its technology in the U.S., said it will use the cash from Transcend for market development activities in North America, to pursue regulatory approvals for products under development, for research and development and for working capital and general corporate purposes.

KeraVision noted that the merger is subject to customary conditions including approval by Transcend's stockholders.

KeraVision, founded in 1986, is creating a new category of non-laser vision correction products that are designed especially for low to moderate myopia (nearsightedness) and low to moderate hyperopia (farsightedness). These products are potential alternatives to eyeglasses, contact lenses and vision correction surgeries that permanently alter the eye's central optical zone. The initial product is the KeraVision (Registered Trademark) Ring for myopia, part of a technology platform that the company believes will potentially treat the most common forms of vision problems.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ due to a variety of risks and uncertainties, including significant unforeseen delays in the consummation of the merger, and other risk factors disclosed in the filings of both companies with the Securities and Exchange Commission.

For further information:
Investors:  Mark Fischer-Colbrie (510) 353-3000
Media:  Mick Taylor (510) 353-3075

KeraVision, Inc.
48630 Milmont Drive
Fremont, CA  94538-7353
Fax: (510) 353-3030

www.keravision.com
"Fax on Demand"
(800) 448-8559
KeraVision Ring and
ICR are registered
trademarks or trademarks
of KeraVision, Inc. in
the U.S. and foreign
countries